UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                                  SCHEDULE 14A
                      Proxy Statement Pursuant to Section 14(a) of
                           the Securities Exchange Act of 1934

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/ /  Filed by a Party other than the Registrant

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     (as permitted by Rule 14a-6(e)2))
/ /  Definitive Proxy Statement
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/ /  Soliciting Material under Section 240.14a-12


                       ROFIN-SINAR TECHNOLOGIES INC.
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             (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than Registrant)


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SUPPLEMENTS TO THE PROXY STATEMENT DATED JANUARY 28, 2011
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 16, 2011

Dear Stockholders:

On or about January 21, 2011, Rofin-Sinar Technologies Inc. (the
"Company"), furnished or otherwise made available to stockholders its proxy statement ("Proxy Statement") describing the matters to be voted on at the annual meeting to be held on March 16, 2011 (the "Annual
Meeting"), including the approval of an amendment to the Company's Rofin-Sinar Technologies Inc. 2007 Incentive Stock Plan (the "Plan").

After mailing the proxy statement, the Company was informed by a corporate governance firm that the Plan previously approved by the Company's Compensation Committee resulted in an unfavorable rating of the Plan due to the fact that (i) the definition of a change in control including merger transactions approved by the Board of Directors but not consummated and (ii) the Plan permitted the accelerated vesting of awards under the Plan on a change in control, regardless of whether any adverse employment action resulted with respect to the subject executive.

On February 24, 2011, the Board approved an amendment to the Plan solely to address these concerns and a copy of the amended Plan (the "Amendment") was filed by the Company as Exhibit 99.1 to the Current Report on Form 8-K on March 2, 2011 with the Securities and Exchange Commission ("SEC"). Stockholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Amendment, at the SEC's website, www.sec.gov. In addition, a copy of the Amendment Plan may also be requested without change by contacting the Company's Secretary, at our principal executive offices, attention: Cindy Denis, 40984 Concept Drive, Plymouth MI 48170.

THE PLAN, AS AMENDED BY THE AMENDMENT, WILL BE PRESENTED FOR APPROVAL AT THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MARCH 16, 2011.

In addition, in order to clarify the philosophy and actions taken by the Compensation Committee of the Board, in determining the total fiscal year 2010 compensation package for our NEOs, the Company is including the following executive summary as a supplement to the Compensation
Discussion and Analysis section in the Proxy Statement.














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Executive Summary

In determining fiscal 2010 compensation for our senior executives, the Compensation Committee of the Board, comprised solely of independent directors, (the "Compensation Committee") took note of the difficult conditions that continued to challenge the laser industry and the industrial markets as a result of the worldwide economic downturn in calendar 2009. For example, the Compensation Committee considered the fact that the Company's net sales in fiscal year 2009 were approximately $350 million, a decrease of about 40% from fiscal year 2008, and order entry decreased by 51%. The Company took action to reduce its worldwide cost structure to address the lower level of demand in its global business without sacrificing its goal of broadening its customer base as described below. Despite these challenges, the Company continued to strive to be a market leader in the design, development, engineering, manufacture, and marketing of laser-based products, primarily used for cutting, welding, and marking a wide range of materials. As a result, the Compensation Committee sought to compensate our NEOs (and other key employees) in a way that would enable us to retain them as our senior management team through the downturn and appropriately recognize their individual contributions to the Company performance during fiscal 2010, consistent with our overall business objectives and our shareholders' best interests.

In making its compensation decisions for fiscal 2010, the Compensation Committee paid particular attention to the following notable areas of achievement:

* Cost reduction and control: Tight cost control and cost reduction initiatives implemented mainly in the areas of labor, travel, marketing and R&D material expense allowed the Company to be profitable. The cost reduction initiatives focused on maintaining our highly educated labor force to prepare for future growth in the event of a potential economic upswing. SG&A and R&D costs in 2010 were flat compared to fiscal year 2009, despite a sales increase of 21% year-over year.

* R&D initiatives: Management pursued R&D initiatives with a strategic focus on expanding the technology and product portfolio for industrial laser material processing, especially in fiber lasers achieving multi kilowatt laser output power. The Company's net expenses for research and development for fiscal 2010 amounted to $30.1 million, which represents a decrease of $1.4 million, or 4%, as compared to fiscal year 2009.

* Integration of acquisitions and regional expansion: We significantly increased our presence in China through the 2009 acquisition of NELC, Nanjing, a manufacturer of high power CO2 lasers and integrated that acquisition through the downturn. All activities in China under the Rofin group of brands contributed 18% of annual sales in fiscal year 2010.




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*   Visibility of business prospects: Visibility of business prospects was difficult beginning of fiscal year 2010 but improved over time. As compared to the beginning of the year when the backlog was $87.6 million, the Company finished fiscal year 2010 with a backlog of $138.9 million.

* Strategic Initiatives: Management drove continued regional expansion into emerging countries like China and India, increased investment in sales and service coverage in these countries, and continued investment in R&D to expand technology and product portfolio with main focus on fiber lasers.

The Compensation Committee took into account the following threshold, target and maximum level metrics and the performance of the Company as compared to these metrics:

* Sales and Order Entry: Sales target were weighted at 30% for the Incentive Plan and the increase of year-over-year sales being set at 3% (threshold set at $360 million) and up to 14% (maximum set at $400 million) over fiscal year 2009 sales, due to limited visibility of business prospects and the worldwide economic downturn. If the Company achieved its threshold, the potential payout would be 50%, if the Company achieved its target (set at $380 million), the potential payout would be 100%, and if the Company achieved its maximum (set at $400 million), the potential payout would be up to 110% of the incentive sales target. The actual net sales for fiscal year 2010 surpassed the maximum by 6% and were approximately $424 million, an increase of 21% over fiscal year 2009.

* Net Income Improvement: Net income targets were weighted at 70% for the Incentive Plan with the increase of year-over-year net income being set in the range of 63% (threshold) to 110% (maximum) over the fiscal year 2009 net income. The 2010 net income threshold was set at $15 million and the earnings per share (diluted) threshold was set at $0.52, the net income target was set at $18 million and the earnings per share (diluted) target was set at $0.62, and the net income maximum was set at $20 million and the earnings per share (diluted) maximum was set at 0.69. The actual results for fiscal year 2010 surpassed the maximum net income by 49% and the earnings per share by 48%. Specifically, the actual net income was $29.8 million, an increase of 226% over fiscal year 2009 and the earnings per share (diluted) was $1.02, an increase of 229% over fiscal 2009 and the earnings per share (diluted) was $1.02, an increase of 229% over fiscal year 2009.

Consistent with our historical compensation practices, our fiscal 2010 compensation program, which is discussed in more detail in our proxy statement, once again featured the following attributes:

* A balanced mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their compensation with longer term performance and shareholder value creation.



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*    No NEO severance plans or agreements, and no "golden parachute"
     agreements with cash payouts for the NEOs conditioned upon a change of control.

* A structure for NEO compensation that attempts to comply with Internal Revenue Code requirements for tax deductibility.

* The Compensation Committee also made awards pursuant to our option plan. These awards were allocated principally based on the performance of the NEO and certain other key employees since the Compensation Committee determined that these individuals were instrumental in achieving the Company's performance in fiscal 2010.

In addition, subsequent to mailing the Proxy Statement, the Compensation Committee also took the following actions:

* The Compensation Committee expects to engage an independent compensation consultant to review and to recommend changes to the Company's existing compensation practices.

* The Compensation Committee undertook action to clarify that, for future executive compensation decisions, it has "negative" discretion to possibly reduce the size of the cash incentive awards even if the relevant targets were met.

Before making any decision with respect to the various agenda items to be considered at the Annual Meeting, you are urged to read the Proxy
Statement, the Amendment, and this supplement because they are all relevant to this Annual meeting.

Any vote "FOR" or "Against" the original Plan proposal using the proxy card previously made available to the stockholders of record by the Company or the voting instruction card made available to the beneficial owners by their brokerage form, bank, broker-dealer, trustee or nominee will be counted as a vote "FOR" or "Against" the Plan as amended by the Amendment, respectively.

Any stockholder of record who already voted on the Plan proposal or any of the other agenda items included in the Proxy Statement and the related proxy card, and wishes to change his, her or its vote can do so by (i) properly executing a proxy of alter date, by phone, internet or mail;
(ii) delivering an executed, written notice of revocation to the Company's Secretary, at our principal executive offices, attention: Cindy Denis, 40984 Concept Drive, Plymouth MI 48170 or a duly executed proxy bearing a date subsequent to his or her original proxy prior to the date of the Annual Meeting, or (iii) attending the Annual Meeting and voting in person.

If any stockholder would like a new proxy or has any questions, he or she should contact the Secretary of the Company at 40984 Concept Drive, Plymouth MI 48170 (734-416-0206).